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                                                                   EXHIBIT 10.27

                                ESCROW AGREEMENT

    This  Escrow Agreement (the "Agreement") is entered into as of             ,
1995, by and among 3Com Corporation, a California corporation ("Buyer"), the Escrow Agent named herein, and the Shareholders' Agents named in Section 7 hereof with respect to the shares of stock held by the shareholders and option holders (collectively, the "Holders") of Primary Access Corporation, a California corporation ("PAC").

    A. Buyer and PAC have entered into an Agreement and Plan of Reorganization dated as of March 21, 1995 (together with all exhibits, schedules, supplements and any amendments thereto, the "Plan") pursuant to which Anuinui Acquisition Corporation ("Sub"), a wholly-owned subsidiary of Buyer, will merge with and into PAC, with PAC surviving the Merger. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given them in the Plan.

    B. The Plan provides that Buyer will deposit into escrow, as soon as practicable after the Effective Date, ten percent (10%) of the shares of Buyer Common Stock issued to the holders of PAC Stock in the Merger, on a pro rata basis the ("Escrow Shares") to be placed in an escrow account (the "Escrow Account") to secure certain indemnification obligations to Buyer under the Plan on the terms and conditions set forth herein. The Escrow Shares required to be deposited in the Escrow Account pursuant to this Agreement are shown on EXHIBIT A attached hereto.

    C. The parties hereto desire to establish the terms and conditions pursuant to which the Escrow Shares will be deposited, held in, and disbursed from the Escrow Account.

    NOW, THEREFORE, the parties hereto hereby agree as follows:

    1.  ESCROW AND INDEMNIFICATION.

        (a) ESCROW OF SHARES. The Escrow Shares will be held in escrow by The First National Bank of Boston (or other institution selected by Buyer with the reasonable consent of the Shareholders' Agents) (the "Escrow Agent"), as collateral for the Holders' indemnification obligations under Section 13.2 of the Plan and Section 1(b) of this Agreement, until Buyer is required to release such Escrow Shares pursuant to the terms of this Agreement and the Plan. Such indemnification obligations are subject to the limitations and procedural requirements set forth in Section 13 of the Plan and as set forth herein. The Escrow Shares will include "Additional Escrow Shares" as that term is defined in Section 2(b) of this Agreement. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold such Escrow Shares in escrow subject to the terms and conditions of this Agreement and the Plan.

        (b) INDEMNIFICATION. The Escrow Fund (but only up to a maximum of the number of Escrow Shares) will be available to compensate Buyer for any loss (excluding any consequential damages to Buyer, such as lost profits, in-house costs of investigation of potential damages and in-house attorneys'
    fees), expense, liability or other damage, including attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage (collectively "Damages") that Buyer has incurred by reason of (i) the breach by PAC of any representation, warranty, covenant or agreement of PAC contained in the Plan, or by reason of any misrepresentation by PAC made in or pursuant to Section 3 of the Plan, or (ii) the claims raised in the Wilcox & Gibbs/DataNet Litigation (the "DataNet Litigation"), and for which Buyer has not received reimbursement pursuant to insurance or otherwise; PROVIDED, HOWEVER, that the representations and warranties of PAC contained in the Plan shall survive the Closing and any investigation at any time made by or on behalf of Buyer for the following periods: (i) for those items that would be expected to be encountered in Buyer's audit process ("Audit Related Items"), until the date of completion of the

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    first audit of financial statements containing combined operations of  Buyer and PAC (the "First Audit Date"), and (ii) for all other items, for a period of twelve (12) months after the Closing (the "12-Month Post-Closing Date").

        (c)   LIMITATION ON LIABILITY.   The following limitations will apply to
    the Escrow Fund and claims against the Escrow Fund:

           (i) If Buyer and Sub close the transactions contemplated under the Plan, all items disclosed by PAC to Buyer in any PAC Disclosure Schedule or any supplements thereto and all matters otherwise actually known to Buyer and all of PAC's unknown business risks will be assumed by Buyer, except for any claims arising from the DataNet Litigation or any misrepresentations made by PAC.

           (ii) If the Merger closes, resort to the Escrow Fund will be the exclusive remedy of Buyer (i) for any breaches of any warranty or covenant and/or misrepresentations contained in the Plan and (ii) for any claims against any officer, director, shareholder or employee of PAC in connection with the Merger. The foregoing is not intended to limit Buyer's remedies in the event of willful fraud.

          (iii) Any claim will be reduced by the amount of any net tax benefit realized (by reason of a tax deduction, basis reduction, shifting of income, credits and/or deductions or otherwise) by Buyer in connection with the loss or damage suffered by Buyer which forms the basis of PAC's liability hereunder. Damages will exclude any amount considered in calculating the amount of the Adjustment.


        (d) DAMAGE THRESHOLD. Notwithstanding the foregoing, Buyer may not receive any shares from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 3 below) identifying the aggregate amount of Buyer's Damages has been delivered to the Shareholders' Agents, and to the Escrow Agent, (i) within thirty (30) days following the First Audit Date, for all Audit-Related Items and (ii) on or before the 12-Month Post-Closing Date for all other items, and then, except as provided in Section 10 hereof and Section 13.13 of the Plan, only to the extent that such aggregate amount exceeds a deductible of $750,000, provided that Damages from the DataNet Litigation in excess of the reserve therefor existing at the date of the Plan (including legal fees or settlement costs incurred after the date of the Plan) will not be subject to such threshold and deductible amount. To receive any Escrow Shares, notice of such Damages must be delivered to the Escrow Agent and Shareholders' Agents as provided in Section 3 below and such amount as is determined pursuant to this Section 1 and Section 13 of the Plan to be payable after application of the $750,000 deductible, if applicable, in which case Buyer will receive the number of Escrow Shares equal in value (calculated in accordance with Section 4 below) to the full amount of Damages (calculated after application of the $750,000 deductible amount, any specific applicable reserve, and in accordance with
    Section 10, in each case if applicable). In no event will Buyer receive more than the number of Escrow Shares then remaining in the Escrow Fund at the time of Buyer's claim, and the maximum liability of all PAC shareholders and option holders under the Plan and/or this Agreement will not exceed the forfeiture of the Escrow Shares in the Escrow Fund. Damages will not include any individual Damage items of $10,000 or less unless such amounts exceed $50,000 in the aggregate.


    2.  DEPOSIT OF ESCROW SHARES: RELEASE FROM ESCROW.

        (a) DELIVERY OF ESCROW SHARES. As soon as practicable following the Closing Date, the Escrow Shares issued to the holders of PAC Stock in the Merger will be delivered by Buyer to the Escrow Agent in the form of a duly authorized stock certificate or certificates issued in the name of the Escrow Agent or its nominee. In the event Buyer issues any Additional Escrow Shares (as defined below), such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered on the Closing Date.

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        (b)   DIVIDENDS,  VOTING AND RIGHTS  OF OWNERSHIP.   Except for tax-free
    dividends paid in stock declared with respect to the Escrow Shares pursuant to Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code") ("Additional Escrow Shares"), any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be distributed currently to the Holders. Each Holder will have voting rights with respect to the Escrow Shares deposited in the Escrow Account with respect to such Holder so long as such Escrow Shares are held in escrow, and Buyer and the Escrow Agent will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement and the Plan, the Holders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions hereof and thereof.


        (c)   DISTRIBUTION TO HOLDERS.   The Escrow Period will terminate twelve
    (12) months  after the  Effective Date  and, subject  to the  provisions  of
    Section 14(b) below, the Escrow Agent will release from escrow to the Holders their respective Escrow Shares plus all Additional Escrow Shares; provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Buyer, subject to the objection of the Shareholders' Agents and the subsequent arbitration of the matter in the manner provided in Section 6 hereof, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent, (i) within thirty (30) days following the First Audit Date, for all Audit-Related Items and (ii) on or before the 12-Month Post-Closing Date for all other items, with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, will remain in the Escrow Fund until such claims have been resolved. In no event will any amount be retained in the Escrow Fund at the end of the Escrow Period, except as to claims made prior to the end of the Escrow Period that relate to Damages actually incurred or pending litigation. If the DataNet Litigation remains unresolved at the end of the Escrow Period, no more than Three Million Dollars ($3,000,000) of the Escrow Fund may be retained in Escrow to cover any claim arising from such litigation.


        (d) RELEASE OF SHARES. The Escrow Shares will be held by the Escrow Agent until required to be released pursuant to Section 2(c) above. Within 5 business days after the applicable release condition is met and, subject to the provisions of Section 14(b) below, the Escrow Agent will deliver to each Holder the requisite number of Escrow Shares to be released on such date as identified by Buyer and the Shareholders' Agents to the Escrow Agent in writing, in the form of stock certificate(s) issued in the name of such Holder. Buyer and Shareholders' Agents undertake to deliver a notice to the Escrow Agent identifying the number of Escrow Shares to be released within such five-day period and Buyer agrees to take such action as may be necessary to cause such certificates to be issued in the names of the appropriate Holders and delivered to the Escrow Agent together with the notice from Buyer and Shareholders' Agents. Escrow Shares will be released to the respective Holders in proportion to their respective interests as set forth in EXHIBIT A subject to the provisions of Section 14(b) below. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. Buyer will notify the Escrow Agent if any Escrow Shares are subject to any resale restriction, and Buyer will provide the text of any required legend. Cash will be paid in lieu of fractions of Escrow Shares in an amount equal to the product determined by multiplying such fraction by the valuation of the Escrow Shares as set forth in Section 4 below. Buyer will deposit with the Escrow Agent sufficient funds to pay such cash amounts for fractional shares within five (5) business days after the applicable release condition is met.

        (e) NO ENCUMBRANCE. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by a Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Holder, prior to the delivery to such Holder of the Escrow Shares by the Escrow Agent. The right to receive Escrow Shares upon release and distribution thereof in accordance with this Agreement are not transferable or assignable except by will, the laws of intestacy, or by other operation of law.

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        (f)    POWER TO  TRANSFER ESCROW  SHARES.   The  Escrow Agent  is hereby
    granted the power to effect any transfer of Escrow Shares contemplated by the Plan or this Agreement. Buyer will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.



    3. CLAIMS UPON ESCROW FUND. Upon receipt by the Escrow Agent of a certificate signed by any officer of Buyer (an "Officer's Certificate"), (i) within thirty (30) days following the First Audit Date, for all Audit-Related Items and (ii) on or before the 12-Month Post-Closing Date for all other items:


        (a) stating (i) that Damages in excess of the reserve therefor as of January 1, 1995 exist with respect to the DataNet Litigation, (ii) that the aggregate amount of Buyer's other Damages exceeds $750,000 (which aggregate amount cannot include any individual Damage items of $10,000 or less unless such amounts exceed $50,000 in the aggregate of $10,000 or less), or (iii) that Damages with respect to a matter subject to Section 10 of this Agreement have been incurred in excess of $50,000, and


        (b) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, and



        (c) certifying to the Escrow Agent the value per share of Buyer Common Stock determined in accordance with Section 4 hereof,



    The Escrow Agent will, subject to the provisions of Section 5 hereof, deliver to Buyer out of the Escrow Fund, as promptly as practicable, Escrow Shares having a value equal to such Damages, but (i) as to matters other than DataNet Litigation, only to the extent such Damages (along with all other Damages from matters other than the DataNet Litigation previously claimed and allowed in accordance with the provisions of Section 5 and 6 hereof) exceed $750,000 and (ii) as to matters subject to Section 10 hereof, only to the extent of 50% of the amount thereof in excess of $50,000.


    4. VALUATION OF ESCROW SHARES. For the purpose of compensating Buyer for its Damages pursuant to this Agreement, the Escrow Shares will be valued in the manner used to determine the Exchange Ratio pursuant to the Plan (that is, valued at the Average Price, subject to the limitation that the value will not be more than 1.05 times the Initial Price nor less than 0.95 times the Initial Price per share).

    5. OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate will be delivered to the Shareholders' Agents and for a period of forty-five
(45) days after such delivery, the Escrow Agent will make no delivery of Escrow Shares pursuant to Section 3 hereof unless the Escrow Agent has received written authorization from the Shareholders' Agents to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent will make delivery of the Escrow Shares in the Escrow Fund in accordance with Section 3 hereof, provided that no such delivery may be made if the Shareholders' Agents object in a written statement to the claim made in the Officer's Certificate, and such statement has been delivered to the Escrow Agent and to Buyer prior to the expiration of such forty-five (45) day period.

    6.  RESOLUTION OF CONFLICTS; ARBITRATION.

        (a) In case the Shareholders' Agents so object in writing to any claim or claims by Buyer made in any Officer's Certificate, Buyer will have forty-five (45) days to respond in a written statement to the objection of the Shareholders' Agents. If after such forty-five (45) day period there remains a dispute as to any claims, the Shareholders' Agents and Buyer will attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agents and Buyer should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and will be furnished to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and will distribute the Escrow Shares from the Escrow Fund in accordance with the terms thereof.

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        (b)  If no such  agreement can be reached  after good faith negotiation, either Buyer or the Shareholders' Agents may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration will not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter will be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Buyer and the Shareholders' Agents will each select one arbitrator, and the two arbitrators so selected will select a third arbitrator. The decision of the arbitrators as to the validity  and  amount of  any claim  in such  Officer's Certificate  will be
    binding  and   conclusive  upon   the  parties   to  this   Agreement,   and
    notwithstanding anything in Section 3 hereof, the Escrow Agent will be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

        (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration will be held in Santa Clara or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 6(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Buyer will be deemed to be the Non-Prevailing Party unless the arbitrators award Buyer more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the PAC shareholders for whom shares of Buyer Common Stock otherwise issuable to them have been deposited in the Escrow Fund will be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration will pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including with limitation, attorneys' fees and costs, incurred by the other party to the arbitration.

    7.  SHAREHOLDERS' AGENTS.

        (a) Pursuant to the terms of the Plan as approved by the Holders, the Holders have consented to the appointment of Tench Coxe, Kathryn C. Gould, and William R. Stensrud as the agents ("Shareholders' Agents") for and on behalf of each of the Holders to give and receive notices and communications, to authorize delivery to Buyer of the Escrow Shares or other property from the Escrow Fund in satisfaction of claims by Buyer, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agents for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Buyer. No bond will be required of the Shareholders' Agents, and the Shareholders' Agents will receive no compensation for their services. Notices or communications to or from the Shareholders' Agents will constitute notice to or from each of the Holders. Buyer agrees to waive any conflict of interest of any type that may arise as a result of Mr. Stensrud's acting as one of the Shareholders' Agents. The Shareholders' Agents may, and are hereby authorized to, act by majority approval as to any matter.

        (b) The Shareholders' Agents will not be liable for any act done or omitted hereunder as Shareholders' Agents while acting in good faith and not in a manner constituting gross negligence and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The Holders will severally indemnify the Shareholders' Agents and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agents and arising out of or in connection with the acceptance or administration of their duties hereunder.

        (c) The Shareholders' Agents will have reasonable access to information about PAC and Buyer and the reasonable assistance of PAC's and Buyer's officers and employees for purposes of

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    performing their duties and exercising their rights hereunder, provided that the Shareholders' Agents will treat confidentially and not disclose any nonpublic information from or about PAC or Buyer to anyone (except on a need
    to  know  basis  to  individuals   who  agree  to  treat  such   information
    confidentially).

    8. ACTIONS OF THE SHAREHOLDERS' AGENTS. A decision, act, consent or instruction of the Shareholders' Agents will constitute a decision, act, consent or instruction of all Holders and will be final, binding and conclusive upon each such Holder, and the Escrow Agent and Buyer may rely upon any decision, act, consent or instruction of the Shareholders' Agents as being the decision, act, consent or instruction of each and every such Holder. The Escrow Agent and Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agents.


    9. CONTROL OF LITIGATION. If any proceeding is commenced, or if any claim, demand or assessment is asserted, in respect of which a claim for indemnification is made against the Escrow Fund based on any matters other than
(i) the intellectual property of PAC, or (ii) claims made by customers of the Buyer or PAC, the Shareholders' Agents may, at their option contest or defend any such action, proceeding, claim, demand or assessment, with counsel of their own choosing; provided, however, that if Buyer reasonably objects to such control the Shareholders' Agents and Buyer will cooperate in the contesting and defense of such matter; provided, however, that the Shareholders' Agents will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Buyer, which consent will not be unreasonably withheld. In connection with the DataNet Litigation, the Shareholders' Agents will have sole control of the defense of such matter and discretion to admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Buyer, except if any payment is required other than from the Escrow Fund, in which case the prior written consent of the Buyer will be required, which consent will not be unreasonably withheld. All fees and expenses and any settlement, judgment or other payment incurred by PAC and/or the Shareholders' Agents in connection with the DataNet Litigation shall be borne and promptly paid by Buyer; after payment of such fees and expenses and any settlement, judgment or other payment, the Escrow Agent shall within five business days following receipt of an appropriate Officer's Certificate, release to Buyer on a pro rata basis the number of Escrow Shares from escrow equal to the value of such fees and expenses and any settlement, judgment or other payment. With respect to a claim for indemnification based on matters relating to the intellectual property of PAC, or customers of the Buyer or PAC, the Buyer will have the option to contest or defend any such action, proceeding, claim, demand or assessment, with counsel of its own choosing; provided, however, that Buyer will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Shareholders' Agents, which consent will not be unreasonably withheld. The Shareholders' Agents or Buyer, whichever is not controlling the defense of any matter, will be entitled, at its or their expense, to participate in such defense.


    10. OTHER PROVISIONS. In the event that the Buyer arrives at a good faith and reasonable belief that there has been a breach with respect to the representation in the last sentence of the PAC Disclosure Schedule Section 3.17(c) and that a claim regarding a significant contribution as referenced in such subsection is likely to be filed, in the foreseeable future by a person who in fact has made a contribution described in such Disclosure Schedule subsection, the procedures in this Section 10 will be applicable thereto. Buyer agrees that if such representation has been breached, it will, before taking any action with respect thereto, consult with the Shareholders' Agents regarding such matter and the reasonable measures to pursue to resolve such matter. Provided that either the Shareholders' Agents agree that there has been a breach of such representation and that Buyer has been or is reasonably likely to be damaged as a result thereof (or in the absence of such agreement and the submission of the matter to arbitration, that the arbitrators so find under
Section 6 of this Agreement), then, and only then, Buyer may communicate directly or through a representative with such person. If Damages are actually incurred by Buyer in connection with a person so contacted within one

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year  of Closing or are the subject of litigation pending at the end of one year from the date of Closing, then, the provisions of Section 1(d) as to the amount of deductible notwithstanding, Buyer may receive Escrow Shares to the extent that the aggregate amount of Damages with respect to each separate such matter exceeds $50,000 and then only to the extent of one-half of the Damages in excess of $50,000 for each such matter. If Buyer takes action to precipitate damages with respect to the matters covered by this Section 10 without having followed this procedure, no Escrow Shares will be delivered from the Escrow Fund with respect to any such Damages.

    11.  LIMITATION OF THE ESCROW AGENT'S LIABILITY.

        (a) The Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct, bad faith or gross negligence. The Escrow Agent will not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.


        (b) In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to the Escrow Account, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: resign so a successor can be appointed pursuant to
    Section 15 or file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and Buyer will pay the Escrow Agent (subject to partial reimbursement from the Holders pursuant to Section 14) all costs, expenses and reasonable attorney's fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this Section 11 (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 14 hereof).


    12. NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been given when (i) delivered personally, (ii) sent by confirmed telex or telecopy, (iii) sent by commercial overnight courier with written verification of receipt, or (iv) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 12.


Escrow Agent:             The First National Bank of Boston
                          Corporate Trust Department
                          Mail Stop 45-02-15
                          Canton, MA 02021
                          Attention: Deborah Gauthier
                          Telecopy: (617) 575-2078
Shareholders' Agents:     Tench Coxe
                          c/o Sutter Hill Ventures
                          755 Page Mill Road, Suite A-200
                          Palo Alto, CA 94304-1005
                          Telecopy: (415) 858-1854
                          Kathryn Gould
                          c/o Merrill, Pickard, Anderson & Eyre
                          2480 Sand Hill Road
                          Menlo Park, CA 94025
                          Telecopy: (415) 854-0345
                          William R. Stensrud
                          c/o Primary Access
                          12230 World Trade Drive
                          San Diego, CA 92128
                          Telecopy: (619) 674-8800
With copy to:             Brobeck Phleger & Harrison
                          550 West "C" Street, Suite 1300
                          San Diego, CA 92101
                          Attention: Craig S. Andrews
                          Telecopy: (619) 234-3848
                          Cooley Godward Castro Huddleson & Tatum
                          One Maritime Plaza
                          San Francisco, CA 94111
                          Attention: James Gather
                          Telecopy: (415) 951-3699
Buyer:                    3Com Corporation
                          5400 Bayfront Plaza
                          Santa Clara, CA 95052
                          Attention: General Counsel
                          Telecopy: (408) 764-6434
With copy to:             Gray Cary Ware & Freidenrich
                          400 Hamilton Avenue
                          Palo Alto, CA 94301
                          Attention: J. Howard Clowes
                          Telecopy: (415) 327-3699

Such notice will be treated as having been received upon actual receipt.

    13.  GENERAL.

        (a) GOVERNING LAWS. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        (b) BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

        (c) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

        (d) ENTIRE AGREEMENT. Except as set forth in the Plan and the Agreement of Merger, this Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

        (e) CONFLICTS. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall control.

        (f) WAIVERS. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

        (g) AMENDMENT. This Agreement may be amended with the written consent of Buyer, the Escrow Agent and the Shareholders' Agents, provided that if the Escrow Agent does not agree to an amendment agreed upon by Buyer and the Shareholders' Agents, Buyer will appoint a successor Escrow Agent in accordance with Section 15 below.

    14.  EXPENSES.


        (a) ESCROW AGENT. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder will be paid by Buyer upon receipt of a written invoice by the Escrow Agent. Any extraordinary fees and expenses reasonably incurred by the Escrow Agent, including without limitation any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of Escrow Shares or the validity of a claim or claims by Buyer made in an Officer's Certificate, will be paid 50% by Buyer and 50% by the Holders. The Escrow Agent shall deliver a written invoice of such fees to Buyer and Shareholders' Agents. The Holders' liability for any such fees shall be pro rata among the Holders in proportion to their respective interests as set forth on EXHIBIT A hereto. The Shareholders' Agents shall have the option to elect to pay such fees on behalf of all Holders in cash rather than through the transfer of Escrow Shares and to receive reimbursement for such payment in the manner set forth in Section 14(b) below upon written notice to the Escrow Agent within five (5) business days of receipt of the Escrow Agent's invoice. The valuation of the Escrow Shares, if any, used to satisfy any obligation of the Holders for such fees shall equal the sale price of Buyer Common Stock actually received by the Escrow Agent upon the sale of such Escrow Shares. The Holders' liability for the fees and expenses of the Escrow Agent may be paid by Buyer and recovered as a claim hereunder out of the Escrow Fund. If Buyer has paid the Holders' portion of such fees and expenses as permitted hereunder, then the Escrow Agent will, upon demand by Buyer, transfer to Buyer a number of Escrow Shares having a value equal to such portion of fees and expenses.



        In the event the balance in the Escrow Fund is not sufficient to pay the extraordinary fees and expenses of the Escrow Agent, as described in the prior paragraph, or in the event the Escrow Agent incurs any liability to any person, firm or corporation by reason of its acceptance or administration of this Escrow Agreement, Buyer agrees to indemnify the Escrow Agent for its extraordinary fees and expenses or costs and expenses, including, without limitation, counsel fees and expenses, as the case may be. Notwithstanding the foregoing, no indemnity need be paid in the event of the Escrow Agent's gross negligence, bad faith or willful misconduct.



        (b) SHAREHOLDERS' AGENTS. Any fees and expenses incurred by the Shareholders' Agents in connection with actions taken pursuant to the terms of this Agreement will be paid by the Holders to the Shareholders' Agents in proportion to their percentage interests set forth on EXHIBIT A. The Escrow Agent shall provide at least 5 business days prior written notice to the Shareholders' Agents of any proposed release of the Escrow Shares to the Holders. To the extent any of the Holders does not pay its PRO RATA share of the fees and expenses incurred by the Shareholders' Agents in connection with actions taken pursuant to the terms of this Agreement, the
    Shareholders' Agents shall have the right to make written demand of the Escrow Agent at any time prior to the date of any such release that the Escrow Agent withhold from the release of the Escrow Shares (pursuant to Section 2(d)) that number of Escrow Shares to be released to such non-paying Holder as equals such Holder's PRO RATA share of such fees and expenses. The Escrow Agent shall then sell such withheld Escrow Shares and distribute to the Shareholders' Agents sufficient proceeds from such sale to reimburse the Shareholders' Agents for such Holders' PRO RATA portion of such fees and expenses. With respect to any such sold Escrow Shares, the Escrow Agent will provide each Holder for whose account the Escrow Shares were sold with sufficient information to enable such Holder to determine and report the tax consequences of the sale. The Shareholders' Agents will not be entitled to receive any other compensation from Buyer or the Holders in connection with this Agreement.


    15. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering its written resignation to the parties to this Agreement, specifying not less than sixty (60) days' prior written notice of such a date when such resignation will take effect. Buyer will designate a successor Escrow Agent prior to the expiration of such 60-day period by giving written notice to the Escrow Agent and the Shareholders' Agents. Buyer may appoint a successor Escrow Agent without the consent of the Holders or the Shareholders' Agents so long as such successor is a bank with assets of at least $50 million and prompt notice of such appointment is provided to the Holders and Shareholders' Agents, and Buyer may appoint any other successor Escrow Agent with the consent of the Shareholders' Agents, which will not be unreasonably withheld. The Escrow Agent will promptly transfer the Escrow Shares to such designated successor. In the event no successor Escrow Agent is appointed as described in this Section 15, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.

    16.  LIMITATION OF RESPONSIBILITY: NOTICES.   The Escrow Agent's duties  are
limited to those set forth in this Agreement and the Escrow Agent may rely upon the written notices delivered to the Escrow Agent hereunder.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written and will be effective as to all the Holders when executed by Buyer, the Escrow Agent and the Shareholders' Agents.

BUYER:

                                              ESCROW AGENT:
3COM CORPORATION                              The First National Bank of Boston

By:                                           By:
-------------------------------------------   -------------------------------------------

Its:                                          Its:
-------------------------------------------   -------------------------------------------

SHAREHOLDERS' AGENTS:

-------------------------------------------
  Tench Coxe

-------------------------------------------
  Kathryn C. Gould

-------------------------------------------
  William R. Stensrud

                                   EXHIBIT A
                              TO ESCROW AGREEMENT

                                                                                            ESCROW     PERCENTAGE
                         SHAREHOLDER                                PAC         BUYER       SHARES      OF ESCROW
--------------------------------------------------------------  -----------  -----------  -----------  -----------
Common Stock
Preferred Stock
Option Holders